Contacts:
Investor Relations:
Meredith Burns
ir@cimpress.com
+1.781.652.6480
Media Relations:
Paul McKinlay
mediarelations@cimpress.com

Cimpress to Decentralize Its Organizational Structure

Venlo, the Netherlands, January 25, 2017 - Cimpress N.V. (Nasdaq: CMPR) the world leader in mass customization, today announced its intention to implement organizational changes that will deeply decentralize the company’s operations in order to improve accountability for customer satisfaction and capital returns, simplify decision-making, improve the speed of execution, further develop the company’s cadre of general managers, and preserve and release entrepreneurial energy.

Cimpress intends to implement these changes to accelerate progress toward its established vision, strategy, and long-term objectives, all of which remain unchanged. Many Cimpress teams that are currently part of company-wide central groups in technology, manufacturing and supply chain and other corporate functions will become part of one of the company’s business units or related portfolio-management teams. After the changes, Cimpress’ central groups will be limited to global procurement and supplier research, a central technology team whose primary focus is building the Cimpress mass customization platform, and essential corporate services. The portion of Cimpress team members in business units will grow from approximately 66 percent as of the end of December 2016 to approximately 97 percent as of the end of March 2017, with most of the remaining central team members in the central Cimpress Technology team.

Robert Keane, chief executive officer, said, “This decentralization is a natural outgrowth of our strategy and consistent with the evolution of our organization as we pursue that strategy. We started out as a single line of business; however, today Cimpress consists of more than 15 distinct business units. We employ almost 10,000 team members in about 50 locations, more than 30 countries and across six continents, and we aspire to continue growing for many years to come. It is important that, culturally speaking, we stay small as we get big. As we have evolved from Vistaprint to Cimpress and become a much larger and more diverse company, we need to give our businesses more accountability and reduce the weight of our central organization. The changes we plan to make are driven by the many opportunities we now see in front of us as well as our own audacious vision to extend our position as the world leader in mass customization. We will place responsibility for operating results, along with all the resources needed to deliver those results, directly in the hands of the highly capable men and women who lead our business units. We expect that doing so will make Cimpress more entrepreneurial, nimble and competitive. It will also simplify our assessment of the return on invested capital that each business unit delivers, which we believe will help us make better capital allocation decisions. As a result, our centrally managed activities will be limited to only those which have the highest company-wide strategic and financial impact.”

Cimpress intends to transfer approximately 3,000 team members that are currently part of central teams into its business units. It also intends to reduce the scope of certain other roles and functions that are currently performed centrally, which would lead to the elimination of approximately 160 positions, or approximately 1.6 percent of its current workforce, and reduce planned hiring in targeted areas. As part of the changes, the company announced that it intends to eliminate the positions of four Cimpress executive officers who, as a result, will leave the company.

Keane continued, “Even though these changes are the right thing to do for the future of Cimpress, it was a difficult decision that we did not take lightly due to the job loss for many highly capable colleagues, including but not limited to four strong executive team leaders. I would like to express my heartfelt respect, empathy and gratitude to each of the people, at all levels, who will leave Cimpress as a result of these organizational changes. Across the board, they have been instrumental contributors to Cimpress. Their departure is in no way a reflection on their accomplishments and talents, and we wish them great success in the future.”

Cimpress also announced the following promotions and additions to its executive team:

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Trynka Shineman, previously president of Vistaprint, has been promoted to chief executive officer of Vistaprint to reflect the substantially increased scope of her responsibilities after the decentralization

•	Maarten Wensveen, previously senior vice president, Technology, has been promoted to chief technology officer and will join the Cimpress executive team

•	Peter Kelly, chief executive officer of National Pen, will join the Cimpress executive team

Cimpress expects to complete the majority of the changes during the third quarter of fiscal 2017. Certain of the planned actions are subject to mandatory consultations with employees, works councils and governmental authorities. Cimpress estimates it will incur an aggregate pre-tax restructuring charge of approximately $28 million to $31 million, which includes $22 million to $25 million of severance-related expense and approximately $6 million of other restructuring charges. Of the total estimated restructuring charge, Cimpress expects approximately $19 million to $21 million of cash expenditures, and approximately $9 million to $10 million of non-cash expenditures, consisting primarily of accelerated share-based compensation expense.

Once the actions are complete, Cimpress expects annualized pre-tax operating expense savings of approximately $55 million to $60 million and pre-tax free cash flow savings of approximately $45 million to $50 million. The primary difference between the operating expense and free cash flow savings is share-based compensation. These estimates include estimated savings from headcount reductions, a targeted reduction of previously planned new hires in fiscal year 2017, and related non-compensation savings.

“We are making these changes proactively from a position of strength and we maintain our uppermost objectives to be the world leader in mass customization and to maximize our intrinsic value per share,” said Keane. “We also remain committed to our vision to empower millions of customers to make an impression through individually meaningful physical products, to connecting our business units through a mass customization platform, to developing an ecosystem of partnerships with third parties who buy and sell via the Cimpress MCP, and to providing rewarding and engaging career opportunities to our team members.”

Important Reminder of Cimpress’ Priorities
We ask investors and potential investors in Cimpress to understand the upper-most objectives by which we endeavor to make all decisions, including investment decisions. Often we make decisions in service of these priorities that could be considered non-optimal were they to be evaluated based on other criteria such as (but not limited to) near- and mid-term net income, operating income, EPS, cash flow, EBITDA, and adjusted NOPAT.

Our priorities are:

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Strategic Objective: To be the world leader in mass customization. By mass customization, we mean producing, with the reliability, quality and affordability of mass production, small individual orders where each and every one embodies the personal relevance inherent to customized physical products.

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Financial Objective: To maximize intrinsic value per share, defined as (a) the unlevered free cash flow per share that, in our best judgment, will occur between now and the long-term future, appropriately discounted to reflect our cost of capital, minus (b) net debt per share.

To understand these objectives and their implications, Cimpress encourages investors to read Robert Keane’s letter to investors published on July 27, 2016 at ir.cimpress.com and to review materials presented at our annual investor day meeting on August 10, 2016.

About Cimpress
Cimpress N.V. (Nasdaq: CMPR) is the world leader in mass customization. For more than 20 years, the company has focused on developing software and manufacturing capabilities that transform traditional markets in order to make customized products accessible and affordable to everyone. Cimpress brings its products to market via a portfolio of more than 20 brands including Vistaprint, Albelli, Drukwerkdeal, Pixartprinting, Exaprint, WIRmachenDRUCK, National Pen and many others. That portfolio serves multiple customer segments across many applications for mass customization. The company produces more than 46 million unique ordered items a year. To learn more, visit http://www.cimpress.com.

Cimpress and the Cimpress logo are trademarks of Cimpress N.V. or its subsidiaries. All other brand and product names appearing on this announcement may be trademarks or registered trademarks of their respective holders.

This press release contains statements about our future expectations, plans, and prospects of our business that constitute forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995, including our expectations for the growth and development of our business, the expected results of the organizational changes, and our projections of restructuring charges and anticipated savings resulting from the organizational changes. Forward-looking projections and expectations are inherently uncertain, are based on assumptions and judgments by management, and may turn out to be wrong. Our actual results may differ materially from those indicated by these forward-looking statements as a result of various important factors, including but not limited to our ability to recognize the expected savings from the organizational changes associated with the decentralization of our operations; our ability to realize the anticipated benefits of the decentralization of our operations; our failure to execute our strategy; our inability to make the investments in our business that we plan to make or the failure of those investments to achieve the results we expect; unanticipated changes in our markets, customers, or business; our failure to manage the growth and complexity of our business and expand our operations; the failure of the businesses we acquire or invest in to perform as expected; competitive pressures; general economic conditions; and other factors described in our

Form 10-Q for the quarter ended September 30, 2016 and the other documents we periodically file with the U.S. SEC.

In addition, the statements and projections in this press release represent our expectations and beliefs as of the date of this press release, and subsequent events and developments may cause these expectations, beliefs, and projections to change. We specifically disclaim any obligation to update any forward-looking statements. These forward-looking statements should not be relied upon as representing our expectations or beliefs as of any date subsequent to the date of this press release.